Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports (i) dated May 8, 2007, with respect to the consolidated balance sheet of NCO Group, Inc. (formerly known as Collect Holdings, Inc.) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period July 13, 2006 (date of inception) to December 31, 2006 (Successor Period), before the effects of the adjustments to retrospectively apply the effects of the “as if pooling of interests” transaction described in Note 3, and (ii) dated May 8 2007, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2005 and for the period from January 1, 2006 to November 15, 2006 (collectively the Predecessor Period) of NCO Group, Inc. (as predecessor to Collect Holdings, Inc.), each in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-150885) and related Prospectus of NCO Group, Inc. for the registration of $165,000,000 of Floating Rate Senior Notes due 2013 and the registration of $200,000,000 of 11.875% Senior Subordinated Notes due 2014.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 30, 2008